Filed Pursuant to Rule 433
Free Writing Prospectus	Registration Statement No. 333-182759
(to the Preliminary Prospectus Supplement dated August 3, 2012)	Dated: August 3, 2012

StanCorp Financial Group, Inc.

Pricing Term Sheet

Issuer:	StanCorp Financial Group, Inc.

Title of Securities	5.00% Senior Notes due 2022

Principal Amount:	$250,000,000

Maturity Date:	August 15, 2022

Coupon:	5.00%

Price to Public:	99.346% of principal amount

Yield to Maturity:	5.084%

Spread to Benchmark Treasury:	350 basis points (3.50%)

Benchmark Treasury:	1.750% due May 15, 2022

Benchmark Treasury Yield:	1.584%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing February 15, 2013

Make-Whole Call:	At any time at the greater of par or make-whole at Treasury plus 50 basis points

Trade Date:	August 3, 2012

Settlement Date(1):	T+5; August 10, 2012

CUSIP/ISIN:	852891AC4/US852891AC44

Expected Ratings(2):	Baa2/BBB+ (negative/negative) (Moody’s/S&P)

Joint Book-Running Managers:	Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

(1) We expect that delivery of the notes will be made against payment therefor on or about the fifth business day following the date of pricing of the notes (“T+5”). Rule 15c6-1 under the Securities Exchange Act of 1934 requires that trades in the secondary market settle in three business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of a trade to prevent a failed settlement.

(2) The security ratings above are not a recommendation to buy, sell or hold the securities. The ratings are subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement, with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Goldman, Sachs & Co. at 1-866-471-2526 or J.P. Morgan Securities LLC at 1-212-834-4533.

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